FOR IMMEDIATE RELEASE:                  CONTACT:
----------------------                  --------
December 16, 2003                       Courtney A. Degener
					(213) 271-1600


      CADIZ ANNOUNCES COMPREHENSIVE REFINANCING OF COMPANY
         AND DIVESTITURE OF ITS AGRICULTURAL SUBSIDIARY

           COMPANY ALSO ANNOUNCES REVERSE STOCK SPLIT
                      EFFECTIVE IMMEDIATELY


  LOS ANGELES, CA -- Cadiz Inc. (CLCI-OTC) ("Cadiz" or "the Company") is pleased to announce the completion of several transactions including a comprehensive refinancing of the Company and the divestiture of its agricultural operations. As a result, Cadiz is now well positioned to continue the development of its land and water related assets.


REFINANCING
-----------
  The major components of the refinancing include:

       * A three-year extension of the maturity date on the Company's $35 million debt facility;

       *  Equity placements totaling $10.8 million;

       * The conversion of all of the Company's pre-existing convertible preferred stock into shares of common stock;

       * Completion of a binding agreement to divest the Company's agricultural subsidiary, Sun World
          International, Inc. ("Sun World"), and the associated debt of approximately $115 million; and

       * A reverse stock split of its common shares in the ratio of 1 for 25.

  The details of each of these transactions are as follow:

  EXTENSION OF DEBT FACILITY

      Cadiz is pleased to report that it has completed arrangements for up to a three-year extension of its senior debt facility with ING Capital, LLC ("ING"). As of September 30, 2003, the Company owed $35,000,000 to ING under this facility. Interest has been paid through that date and pursuant to the agreement the Company has further deposited with ING an amount sufficient to allow for interest payments through March 2005. The Company is entitled to further extensions of the maturity date through September 30, 2006, conditional upon additional prepayments of interest. In consideration for this arrangement the Company has issued to ING 100,000 shares of Series F Convertible Preferred Stock. This stock is convertible into 1,728,955 shares of common stock, in whole or part, at any time. In addition, this preferred stock gives ING the right to appoint two directors to the Cadiz Board of Directors.

  EQUITY PLACEMENTS

     In connection with this refinancing Cadiz raised $2,200,000 in a June 2003 offering of common stock, as previously reported, and then in early December 2003 raised an additional
  $8,600,000 from institutional investors through the issuance of 3,440,000 shares of common stock at $2.50 per share.

  EXCHANGE OF PREFERRED STOCK FOR COMMON STOCK

     Cadiz has also completed the conversion of all of its pre-existing Series D, E-1 and E-2 convertible preferred stock into an aggregate of 400,000 shares of common stock. The Company had $12,500,000 in principal amount of preferred stock outstanding immediately prior to conversion.

  SUN WORLD BANKRUPTCY REORGANIZATION

     As previously disclosed, in January 2003 Sun World filed for protection under Chapter 11 in order to access its annual
  working capital revolving credit facility.   Having obtained
  this facility, Sun World continued to operate its seasonal harvest activities as normal. Sun World had approximately $115,000,000 in First Mortgage Notes outstanding. These notes were guaranteed by Cadiz.

     Since January 2003, Cadiz and other constituent interests at Sun World have continued discussions toward the filing of a Plan of Reorganization for Sun World. In this regard Cadiz is pleased to announce that it has completed a binding agreement with the holders of a majority of Sun World's First Mortgage Notes (the "Bondholders"). The Agreement provides for the equity in Sun World currently owned by Cadiz together with an unsecured claim due to Cadiz from Sun World of $13,500,000 to be transferred to a trust controlled by the Bondholders.
  Under the terms of this transfer, the Bondholders have agreed to release Cadiz from any obligations pursuant to the guaranty. This Agreement was approved by the United States Bankruptcy Court in Riverside, California on November 7, 2003 and is now binding upon Cadiz and the Bondholders.

  REVERSE SPLIT

     Following a vote by stockholders in August 2003, Cadiz has also completed, effective today, a reverse stock split in the ratio of 1 for 25. All share amounts and values noted in this press release are post-split.


CAPITALIZATION
--------------

  Including all transactions listed above, Cadiz now has 6,375,491 shares of common stock outstanding and has reserved for issuance an additional 2,797,191 shares (which includes all shares reserved for issuance to ING upon conversion of its preferred stock), resulting in a fully diluted amount outstanding of 9,012,682 shares.


ONGOING OPERATIONS
------------------

  One of the objectives of the refinancing has been to retain ownership of all the assets that relate to the Cadiz Groundwater
Storage and Dry-Year Supply Program (the "Program").

  Originally structured as a partnership with Metropolitan Water District of Southern California, the Program is an innovative water resource storage and supply program located in eastern San Bernardino County, California. The Company owns more than 35,000 acres in and surrounding the Program area. In August 2002, following five years of environmental and technical analysis, the U.S. Department of the Interior issued an endorsement of the Program in its Record of Decision, including specific Terms and Conditions for a right-of-way grant for the Program's conveyance pipeline. In October 2002, Metropolitan's Board of Directors declined these Terms and Conditions and chose not to proceed with implementation of the Program.

  Given California's continued need for water storage and dry-year supply alternatives, the Company remains committed to the Program and is exploring all opportunities related thereto.

  Founded in 1983, Cadiz Inc. is a publicly held water resource management firm. The Company owns significant landholdings with substantial water resources throughout California. Further information on the Company can be obtained by visiting its corporate web site at www.cadizinc.com.

  This release contains forward-looking statements that are subject to significant risks and uncertainties, including statements related to the future operating and financial performance of the Company and the financing activities of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company's forward-looking statements include the Company's ability to maximize value for Cadiz land and water resources, the Company's ability to obtain new financing as needed, and other factors and considerations detailed in the Company's Securities and Exchange Commission filings.

                             ###